TRANSFER OF
THESE SHARES IS
RESTRICTED

COM101

This Certifies That

[INDIVIDUAL OR COMPANY]

is the owner of

[NUMBER OF SHARES]

fully paid and non-assessable shares of the common stock of

ATI Nationwide Holding Corp.

COMMON STOCK

WITH A PAR VALUE OF 0.0001 PER SHARE

incorporated under the laws of

State of Florida

Transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon proper endorsement and surrender of this certificate.

IN WITNESS WHEREOF *this Corporation has caused this certificate to be executed by the signatures of its duly authorized officers and the seal of this Corporation.*

Dated this ______ *day of* ______ *20* ___ .

____
SECRETARY

____
PRESIDENT